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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Univax Biologics, Inc.

  We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-4 of North American Biologicals, Inc. of our report dated February 10, 1995 relating to the financial statements of Univax Biologics, Inc. for the year ended December 31, 1994, which appears in such Prospectus. We also consent to the references to us regarding the anticipated issuance of a letter regarding the appropriateness of pooling of interest accounting for the Merger under the headings "Summary--The Merger--Anticipated Accounting Treatment", "The Merger--Anticipated Accounting Treatment" and "The Merger Agreement--Conditions to Consummation of the Merger." It should be noted that we anticipate issuing such letter upon consummation of the Merger if all relevant pooling of interest requirements are met at that date. We also consent to the references to us under the headings "Experts" and "Univax Selected Historical Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified the "Univax Selected Historical Financial Information."

Price Waterhouse LLP

Washington, D.C.
October 17, 1995